EX-99.11.a

2005 Market Street
Suite 2600
Philadelphia, PA 19103
UNITED STATES OF AMERICA T : 215.564.8000

July 13, 2026

Board of Trustees
Nomura ETF Trust II
610 Market Street
Philadelphia, PA 19106

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

           We have acted as counsel to Nomura ETF Trust II (the “Trust”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”). Pursuant to the Agreement and Plan of Reorganization (the “Agreement”), the following Acquiring Funds (each, an “Acquiring Fund,” and together, the “Acquiring Funds”) will assume the assets and liabilities of the respective Acquired Fund (each, an “Acquired Fund” and together, the “Acquired Funds”), in exchange for shares of the Acquiring Fund, plus cash in lieu of fractional shares, if any (each, a “Reorganization” and together, the “Reorganizations”), as follows:
Acquired Fund	Acquiring Fund
Nomura Strategic Income Fund, a series of Delaware Group Government Fund	Nomura Strategic Income ETF, a series of Nomura ETF Trust II (formerly, Voyageur Insured Funds)
Nomura Smid Cap Core Fund, a series of Ivy Funds	Nomura Small and Mid Cap ETF, a series of Nomura ETF Trust II

The purpose of the Registration Statement is to register shares to be issued by the Acquiring Funds in connection with the Reorganizations.

We have reviewed the Amended and Restated Agreement and Declaration of Trust (“Trust Agreement”), as amended May 20, 2026, and the Amended and Restated By-Laws (“By-Laws”) of the Trust, as amended May 20, 2026, resolutions adopted by the Trust in connection with the Reorganizations, the form of Agreement, which has been approved by the Trust’s Board of Trustees, the Registration Statement and such other legal and factual matters as we have deemed appropriate.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed

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Board of Trustees
July 13, 2026

under the Delaware Statutory Trust Act, as amended, excluding securities or “blue sky” laws of the State of Delaware.

We have assumed, for purposes of this opinion, that the shares of each Acquiring Fund will be issued against payment therefor as described in the Agreement, and that such payment will have been at least equal to the net asset value of such shares.

On the basis of, and subject to the foregoing, we are of the opinion that the shares of each Acquiring Fund to be issued to the corresponding Acquired Fund shareholders as provided in the Registration Statement and the Agreement are duly authorized, and when issued and paid for upon the terms provided in the Registration Statement and Agreement will be validly issued, fully paid, and non-assessable by the Trust.

Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of assets belonging to an Acquiring Fund  for all loss and expense of any shareholder held personally liable for the obligations of the Acquiring Fund. Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which the applicable Acquiring Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Sincerely yours,

/s/ Stradley Ronon Stevens & Young LLP